Exhibit 99.1

VILLAGE SUPER MARKET, INC.
733 MOUNTAIN AVENUE
SPRINGFIELD, NEW JERSEY 07081
PHONE:  (973) 467-2200
FAX:  (973) 467-6582

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
JULY 28, 2012

Contact:         Kevin Begley, CFO
                       (973) 467-2200 – Ext. 220
Kevin.Begley@Wakefern.com

Springfield, New Jersey – October 4, 2012 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter and year ended July 28, 2012.

Net income was $9,019,000 in the fourth quarter of fiscal 2012, an increase of 3% from the fourth quarter of the prior year.  Net income increased despite losses in the two new Maryland stores as sales in Maryland are lower than expected, and we continue to build market share and brand awareness.

Sales were $369,859,000 in the fourth quarter of fiscal 2012, an increase of 7.2% from the fourth quarter of the prior year.  Sales increased due to the opening of the two new stores in Maryland, the acquisition of the store in Old Bridge, New Jersey on January 29, 2012, and a same store sales increase of 1.8%.  Same store sales in the fourth quarter of fiscal 2012 increased due to modest inflation, increased customer counts, and higher sales in two stores due to one competitive store closing.  These improvements were offset by reduced sales in five stores due to competitive store openings. Sales continue to be impacted by economic weakness, high gas prices and high unemployment, which has resulted in increased sale item penetration and trading down.  Village expects same store sales in fiscal 2013 to increase from 2.0% to 4.0%, including the positive impact from the inclusion of the Maryland stores in same store sales.

Net income was $31,445,000 in fiscal 2012 compared to $20,982,000 in the prior year.  Excluding the $4,200,000 (net of tax) pension withdrawal charge from the prior year, net income increased 25%.  Sales in fiscal 2012 were $1,422,243,000, an increase of 9.5% from the prior year.  Same store sales increased 4.9% as the first nine months of the year benefited from seven store closings by competitors in the prior fiscal year.

Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and Eastern Pennsylvania.

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law.  The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements.  The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; the success of establishing ShopRite’s presence in the Maryland market; and other factors detailed herein and in the Company’s filings with the SEC.

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands except Per Share Amounts) (Unaudited)

	13 Wks Ended	13 Wks Ended	52 Wks Ended	52 Wks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Sales	$369,859	$345,020	$1,422,243	$1,298,928

Cost of sales	268,660	250,847	1,033,416	948,769

Gross profit	101,199	94,173	388,827	350,159

Operating and administrative
expense	80,579	73,642	313,516	293,222

Depreciation and amortization	5,146	4,857	19,759	18,621

Operating income	15,474	15,674	55,552	38,316

Interest expense	(1,079)	(1,072)	(4,415)	(4,280)

Interest income	668	613	2,571	2,207

Income before income taxes	15,063	15,215	53,708	36,243

Income taxes	6,044	6,451	22,263	15,261

Net income	$9,019	$8,764	$31,445	$20,982

Net income per share:
Class A common stock:
Basic	$0.78	$0.77	$2.74	$1.86
Diluted	$0.65	$0.64	$2.28	$1.54

Class B common stock:
Basic	$0.51	$0.50	$1.78	$1.21
Diluted	$0.51	$0.49	$1.77	$1.21

Gross profit as a
% of sales	27.4%	27.3%	27.3%	27.0%

Operating and administrative expense as a % of sales	21.8%	21.3%	22.0%	22.6%